Restated Certificate of Incorporation and Certificate of Amendment to Certificate of Incorporation dated September 25, 2008

RESTATED
CERTIFICATE OF INCORPORATION
OF
AIR T, INC.

(Originally incorporated  November 17, 1980 under the name Atlanta Express Airline Corporation)

1.	The name of the corporation is
AIR T, INC.
2.
The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, Delaware 19801, County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.

3.	The nature of the business or purposes to be conducted or promoted is:
To establish, purchase, lease, acquire, own, maintain, improve, manage, and operate, airlines and air transport services for the transportation of persons and property by aircraft and all other means connected herewith.
To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
4.
(a)  The total number of shares of common stock which the corporation shall have authority to issue is four million (4,000,000) and the par value of each of such shares is Twenty-five Cents ($.25) amounting in aggregate to One Million Dollars ($1,000,000).

       (b)    The total number of shares of preferred stock that the corporation shall have authority to issue is fifty thousand (50,000) and the par value of each of such shares is One Dollar ($1.00) amounting in the aggregate to Fifty Thousand Dollars ($50,000), and the rights (including voting powers, if any), preferences, qualifications, series limitations and restrictions shall be as are provided for in a resolution or resolutions of the board of directors authorizing such issue.
5.	The corporation is to have perpetual existence.
6.	In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

To make, alter or repeal the by-laws of the corporation.
To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.
To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.
By a majority of the whole board, to designate one or more committees, each committee to consist of one or more of the directors of the corporation.  The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.  The by-laws may provide that in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member.  Any such committee, to the extent provided in the resolution of the board of directors, or in the by-laws of the corporation, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the certificate of incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the corporation’s property and assets, recommending to the stockholders a dissolution of the corporation or a revocation of a dissolution, or amending the by-laws of the corporation; and, unless the resolution or by-laws, expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.
When and as authorized by the stockholders in accordance with statute, to sell, lease or exchange all or substantially all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as its board of directors shall deem expedient and for the best interests of the corporation.

7.
Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide.  The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.  Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

8.
The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by the statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation, which restates and integrates and does not further amend the provisions of the Corporation’s Certificate of Incorporation as theretofore amended or supplemented, there being no discrepancy between those provisions and the provisions of the Restated Certificate and having been duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Section 245 of the General Corporation Laws of the State of Delaware, has been executed this 30th day of October, 2001 by Walter Clark, its authorized officer.

   /s/ Walter Clark
Walter Clark
Chairman of the Board of Directors

Attest:

  /s/ John J. Gioffre
John J. Gioffre
Secretary

CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION OF AIR T, INC.

Air T, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST:  That the Board of Directors of said corporation, duly adopted a resolution setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable, and calling a meeting of the stockholders of said corporation for consideration thereof.  The resolution setting forth the proposed amendment is as follows:

That Article 9 be added to the certificate of incorporation to read as follows:

9.
To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, a director of the corporation shall not be personally liable to the corporation, its stockholders or otherwise for monetary damage for breach of his or her duty as a director.  Any repeal or modification of this Article shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.

SECOND:  That thereafter, a meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the holders of a majority of the outstanding shares of voting stock voted in favor of the amendment.

THIRD:  That the aforesaid amendments were duly adopted in accordance with the applicable provisions of Sections 242 and 222 of the General Corporation Law of the State of Delaware.

FOURTH:  That Article 9 be added to the corporation’s Certificate of Incorporation to read as follows:

9.
To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, a director of the corporation shall not be personally liable to the corporation, its stockholders or otherwise for monetary damage for breach of his or her duty as a director.  Any repeal or modification of this Article shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.

IN WITNESS WHEREOF, said Air T, Inc. has caused this certificate to be signed by Walter Clark, its President, this 25th day of September, 2008.

AIR T, INC.

By:             /s/ Walter Clark
Walter Clark
Chief Executive Officer

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